Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	Media Relations Contacts: Sheila S. Blackwell 703.227.8345 sheila_blackwell@sra.com Susie Mouri 703.803.1945 susie_mouri@sra.com

SRA Completes Acquisition of

Platinum Solutions, Inc.

FAIRFAX, Va., November 17, 2010 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients today announced it has completed the acquisition of Platinum Solutions, Inc., a privately held systems integrator and software developer.

Platinum Solutions specializes in developing customized software applications and providing data management solutions for customers in the national security and civil government arena. The company has nearly 200 employees and is an industry leader in systems integration, analytical services and software development for industries such as law enforcement, counterterrorism and health care. The company is headquartered in Reston, Va. and has offices in Bridgeport, W. Va., Pittsburgh, Pa. and Rockville, Md.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations and commercial clients serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; learning technologies; logistics; public health preparedness; public safety; strategic management consulting; systems engineering; and wireless integration.

SRA and its subsidiaries employ more than 7,200 employees serving clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

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